UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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ADVANCED LIFE SCIENCES HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADVANCED LIFE SCIENCES HOLDINGS, INC.
1440 Davey Road
Woodridge, Illinois  60517

March 30, 2007

Dear ADLS Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Advanced Life Sciences Holdings, Inc. to be held at 11:00 a.m. local time on Thursday, May 3, 2007, at 1440 Davey Road, Woodridge, Illinois 60517.

The purpose of the meeting is to consider and vote upon proposals to (i) elect three directors who have been nominated for election, (ii) ratify the appointment of our independent registered public accounting firm for 2007 and (iii) transact such other business as may properly come before the meeting.

Whether or not you plan to attend the meeting and regardless of the number of shares you own, it is important that your shares be represented at the meeting. After reading the enclosed proxy statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented.

The board of directors and management appreciate your continued confidence in ADLS, and look forward to seeing you at the annual meeting.

Sincerely,

MICHAEL T. FLAVIN
Chairman and Chief Executive Officer

ADVANCED LIFE SCIENCES HOLDINGS, INC.
1440 Davey Road
Woodridge, Illinois 60517

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 3, 2007

March 30, 2007

TO THE STOCKHOLDERS OF ADVANCED LIFE SCIENCES HOLDINGS, INC.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Advanced Life Sciences Holdings, Inc. will be held at 11:00 a.m. local time on Thursday, May 3, 2007, at 1440 Davey Road, Woodridge, Illinois 60517 for the following purposes:

1.     To elect three (3) directors, each for a term of three (3) years.

2.     To ratify the appointment by the audit committee of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007.

3.     To transact other business properly coming before the meeting.

Each of these matters is described in further detail in the enclosed proxy statement. We also have enclosed a copy of our 2006 Annual Report. We are initially mailing this notice of annual meeting, the proxy statement and the enclosed proxy card to our stockholders on or about March 30, 2007.

Only stockholders of record at the close of business on March 16, 2007 are entitled to vote at the meeting and any postponements or adjournments of the meeting. A complete list of these stockholders will be available at our principal executive offices prior to the meeting.

Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it in the envelope provided as promptly as possible or vote electronically through the Internet or by telephone. Your proxy can be withdrawn by you at any time before it is voted.

BY ORDER OF THE BOARD OF DIRECTORS

JOHN L. FLAVIN
President and Secretary

ADVANCED LIFE SCIENCES HOLDINGS, INC.
1440 Davey Road
Woodridge, Illinois 60517

PROXY STATEMENT

The Board of Directors of Advanced Life Sciences Holdings, Inc. is soliciting your proxy for use at the annual meeting of our stockholders to be held at 11:00 a.m. local time on Thursday, May 3, 2007, at 1440 Davey Road, Woodridge, Illinois 60517, and at any postponements or adjournments of the meeting. We are initially mailing this proxy statement and the enclosed proxy card to our stockholders on or about March 30, 2007.

I.   ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of annual meeting, including the election of three (3) directors and the ratification of the appointment by the audit committee of our independent registered public accounting firm.

What are our voting recommendations?

Our board of directors recommends that you vote your shares “FOR” the election of each of the nominees named below under “Proposal 1—Election of Directors” and “FOR” the ratification of the appointment by the audit committee of Deloitte & Touche LLP as our independent registered public accounting firm discussed below under “Proposal 2—Ratification of the Selection of Independent Registered Public Accounting Firm.”

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 16, 2007, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on the record date at the meeting, and any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote, without cumulation, on each matter to be voted on.

What constitutes a quorum?

If a majority of the shares outstanding on the record date are present at the annual meeting, either in person or by proxy, we will have a quorum at the meeting permitting the conduct of business at the meeting. As of the record date, we had 28,287,677 shares of common stock outstanding and entitled to vote. Any shares represented by proxies that are marked to abstain from voting on a proposal will be counted as present for purposes of determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present in determining whether we have a quorum.

How do I vote?

You may vote in person at the annual meeting or you may vote by proxy. You may vote by proxy by completing, signing, dating and mailing the enclosed proxy card or by telephone or through the Internet using the instructions set forth on the enclosed proxy card. The Internet and telephone voting system for stockholders of record will close at 11:59 p.m., Eastern Standard Time, on May 2, 2007. If you vote by proxy, the individuals named on the proxy card as proxy holders will vote your shares in the manner you indicate. If you sign and return the proxy card without indicating your instructions, your shares will be voted “FOR”:

•       the election of the three (3) nominees named below under “Proposal 1—Election of Directors”;

and

•       the ratification of the appointment by the audit committee of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007 discussed below under “Proposal 2—Ratification of the Selection of Independent Registered Public Accounting Firm.”

Can I revoke my proxy or change my vote after I return my proxy card or after I vote electronically or by telephone?

Yes. Even after you have submitted your proxy, you may revoke your proxy or change your vote at any time before the proxy is voted at the annual meeting by delivering to our Secretary a written notice of revocation or a properly signed proxy bearing a later date, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. To revoke a proxy previously submitted electronically through the Internet or by telephone, you may vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote revoked.

What vote is required to approve each matter that comes before the meeting?

Director nominees must receive the affirmative vote of a majority of the votes cast at the meeting by stockholders entitled to vote thereon. The ratification of the selection of our independent registered public accounting firm also requires the affirmative vote of a majority of the votes cast at the meeting in person or by proxy by stockholders entitled to vote thereon. Abstentions and broker non-votes will not be counted for purposes of determining whether an item has received the requisite number of votes for approval.

What happens if additional proposals are presented at the meeting?

Other than the matters described in this proxy statement, we do not expect any additional matters to be presented for a vote at the annual meeting. If you vote by proxy, your proxy grants the persons named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Who will bear the costs of soliciting votes for the meeting?

Certain directors, officers and employees, who will not receive any additional compensation for such activities, may solicit proxies by personal interview, mail, telephone or electronic communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. We shall bear all costs of solicitation.

II.   PROPOSALS TO BE VOTED ON

Proposal 1—Election of Directors

Our board of directors is currently comprised of nine (9) directors. Our certificate of incorporation provides for a classified board of directors consisting of three (3) classes of the same or nearly the same number. The nominees for director this year are Messrs. John L. Flavin, Richard A. Reck and Dr. Rosalie Sagraves. Information about the director nominees, the continuing directors and our board of directors is contained in the section of this proxy statement entitled “Board of Directors—Board Structure and Composition.”

In the event a nominee is not available to serve for any reason when the election occurs, it is intended that the proxies will be voted for the election of the other nominees and may be voted for any substitute nominee. Our board of directors has no reason to believe that any of the nominees will not be a candidate or, if elected, will be unable or unwilling to serve as a director.

Our board of directors recommends that you vote “FOR” the election of Messrs. John L. Flavin, Richard A. Reck and Dr. Rosalie Sagraves.

Proposal 2—Ratification of the Selection of Independent Registered Public Accounting Firm

Deloitte & Touche LLP audited our financial statements for our fiscal year ended December 31, 2006, and has been appointed by the audit committee of our board of directors to audit our financial statements for the fiscal year ending December 31, 2007. A representative of Deloitte & Touche LLP is expected to attend our annual meeting, where he or she will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, we are submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, our audit committee will review its future selection of independent registered public accounting firms. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

For information regarding audit and other fees billed by Deloitte & Touche LLP for services rendered with respect to fiscal years 2006 and 2005, see the section of this proxy statement entitled “Fees of Independent Registered Public Accounting Firm.”

Our board of directors recommends that you vote “FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

III.   BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Board Structure and Composition

Our board of directors is currently comprised of nine (9) directors. Our certificate of incorporation provides for a classified board of directors consisting of three (3) classes of the same or nearly the same number.

•       Messrs. John L. Flavin and Richard A. Reck and Dr. Rosalie Sagraves serve in the class with a term that expires on the date of the upcoming annual meeting of stockholders.

•       Dr. Michael T. Flavin and Messrs. Scott F. Meadow and Thomas V. Thornton serve in the class with a term that expires on the date of the annual meeting of stockholders to be held in 2008.

•       Drs. Terry W. Osborn, Israel Rubinstein, and Theron E. Odlaug serve in the class with a term that expires on the date of the annual meeting of stockholders to be held in 2009.

Upon the expiration of the term of each class of directors, directors of that class may be re-elected for a three-year term at the annual meeting of stockholders in the year in which their term expires. Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three (3) classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Our certificate of incorporation also provides that our board of directors may fill any vacancy created by the resignation of a director or the increase in the size of the board of directors.

Nominees for election at this meeting for terms expiring in 2010:

John L. Flavin, 38, joined us in June 2002 as Executive Vice President and Chief Financial Officer. He was elected to our board of directors in 2003 and promoted to President in 2004. Prior to joining us, from May 2000 through May 2002, Mr. Flavin was the Chief Operating Officer and a director of MediChem Life Sciences, Inc. At MediChem, Mr. Flavin was responsible for developing and managing the business and scientific operations and was the Chief Executive Officer of its protein engineering and structural proteomics subsidiaries, Emerald BioStructures, ThermoGen and AXAS. Mr. Flavin holds a B.S. in Business Administration from Marquette University and an M.B.A. from Lewis University. Mr. Flavin is the brother of Michael T. Flavin, Ph.D. and Patrick W. Flavin.

Richard A. Reck, 57, joined our board of directors in August 2005. Mr. Reck is the founder and President of Business Strategy Advisors, and he is a licensed Certified Public Accountant. Mr. Reck had been a partner with KPMG LLC for nearly 30 years, having served as the national partner in charge of the software strategic consulting practice. He is currently a member of the board of directors of Merge Technologies, a public health-care software and information company, Interactive Intelligence, a public software company and several privately-held and not-for-profit boards. Mr. Reck holds a B.A. in mathematics from DePauw University and an M.B.A. in accounting from the University of Michigan.

Rosalie Sagraves, Pharm.D., 61 joined our board of directors in May 2001. Dr. Sagraves is a professor of pharmacy practice at the University of Illinois at Chicago College of Pharmacy, a position she has held since 1995 and where she served as dean of the College from 1995 to 2006. Her areas of educational/research interest include pediatric critical care and pharmacotherapeutics, maternal-child health, and women’s health. She has authored more than 90 journal articles and book chapters. She is a speaker on pediatric pharmacotherapy and women’s health. She has served as Council of Deans chair for the American Association of Colleges of Pharmacy (AACP) and as a member of AACP board of directors, and as a member of the American Pharmacists Association (APhA, formerly the American Pharmaceutical Association) board of trustees. She has served as president of the APhA Academy of Pharmaceutical Research and Science and as associate editor and member of the editorial board of Pharmacy Today. She served as a column editor for the Journal of Pediatric Health Care. She is a fellow of APhA and of the American College of Clinical Pharmacy. She has had ongoing involvement with the Sister to Sister Foundation and its various national campaigns to advance women’s heart health. She served as a member of the National Institutes of Health Office of Research on Women’s Health (ORWH) advisory board and its Women’s Health Task Force, Research for the 21st Century. She continues to serve ORWH as a member of its Specialized Centers of Research External Advisory Committee. She has received awards for outstanding teaching and leadership. She attended Miami University and later graduated from The Ohio State University and the Philadelphia College of Pharmacy and Science (University of the Sciences in Philadelphia).

Directors whose terms continue until 2008:

Michael T. Flavin, Ph.D., 51, founded Advanced Life Sciences, Inc. in 1999. Prior to that date, he was the Chairman and Chief Executive Officer of MediChem Life Sciences, Inc., a drug discovery technology and services company that he also founded. Dr. Flavin took MediChem from start-up in 1987 through many stages of development, including the completion of MediChem’s private placement, the acquisition and integration of ThermoGen and Emerald Biostructures as MediChem subsidiaries and MediChem’s initial public offering in October 2000. MediChem was acquired in March 2002 by deCODE genetics, Inc. Dr. Flavin was the Chief Executive Officer of MediChem, as a subsidiary of deCODE genetics, Inc., through May 2002. Dr. Flavin received a B.S. in Chemistry from the University of Notre Dame, a Ph.D. in Medicinal Chemistry from the University of Illinois at Chicago and he completed a postdoctoral fellowship at Harvard University. Dr. Flavin is the brother of John L. Flavin and Patrick W. Flavin.

Scott F. Meadow, 53, joined our board of directors in August 2005. Mr. Meadow is a prominent clinical professor of entrepreneurship at the University of Chicago Graduate School of Business. Mr. Meadow is currently an Associate Partner of Edgewater Growth Capital Partners. He is a well-known principal investor in the private equity industry and has spent 25 years as a general partner, most recently at Sprout Group. Before joining Sprout Group, Mr. Meadow was a general partner focused on healthcare investing. Representative investments include the Coventry Corporation, HEALTHSOUTH, Sunrise Assisted Living, Sunrise International, Managed Health Network, Aspen Education Services, Pathology Partners, Heritage Healthcare and MedPartners. In addition to his experience in the healthcare field, Mr. Meadow has been active in the consumer services sector, organizing The Sports Authority, CompUSA and Staples. Mr. Meadow currently serves on the board of directors of National Equipment Services, a publicly traded company. Mr. Meadow holds a B.A. from Harvard College and an M.B.A. from the Harvard Business School.

Thomas V. Thornton, 41, joined our board of directors in June 2001. Mr. Thornton is an early-stage venture capital investor and recognized leader in the development of public/private technology development initiatives. Presently, Mr. Thornton is the President and Chief Executive Officer of the Kansas Bioscience Authority. From January 2005 to October 2006, Mr. Thornton was the President of the Illinois Technology Development Alliance, a public/private partnership established to strengthen Illinois’ economy through science and technology. From July 2001 to March 2002, Mr. Thornton was the Senior Vice President—Midwest Region for Convergent Technology Group, a mergers and acquisitions advisory services firm. From October 1999 to May 2001, Mr. Thornton was the Managing Partner for divine interVentures, Inc., a service and software company, and led seed- and early-stage venture investing teams that managed over $120 million and contributed to divine interVenture’s initial public offering. Mr. Thornton received a B.A. degree from the University of Wisconsin-Madison.

Directors whose terms continue until 2009:

Terry W. Osborn, Ph.D., 63, joined our board of directors in July 2001. Dr. Osborn is a pharmaceutical executive with significant experience in establishing strategic direction to develop sales and enhance profitability in both startup and turnaround environments. Dr. Osborn is a pharmaceutical development consultant. From 2002 until 2006 he was the President and Chief Executive Officer of Gene Express, Inc., a genomics company in Chicago, Illinois. From 1999 until July 2002 Dr. Osborn was the CEO of Pharmaceutical Development Center, a contract formulation, development and cGMP manufacturer of biopharmaceutical and pharmaceutical drugs. He was also the founder, President and Chief Executive Officer of Health Advance Institute, a National Clinical Research Organization providing clinical research services to pharmaceutical and biotechnology companies. His initial R & D, clinical research, manufacturing, distribution and business experience was gained at American Hospital Supply Corporation and Eli Lilly & Company. Dr. Osborn received his Ph.D. in Biochemistry from the University of California at Riverside and his M.B.A. from Pepperdine University.

Israel Rubinstein, M.D., 55, joined our board of directors in May 2001. Dr. Rubinstein is Professor of Medicine and Biopharmaceutical Sciences in the Colleges of Medicine and Pharmacy at the University of Illinois at Chicago, where he has worked since 1993. Dr. Rubinstein is a leading physician and research scientist in respiratory medicine and oncology. He has served on the editorial boards of several medical and scientific journals and is grant reviewer for the NIH. Dr. Rubinstein received an M.D. degree from Hebrew University-Hadassah School of Medicine and completed fellowships in Respirology at the University of Toronto and at the Cardiovascular Research Institute of the University of California at San Francisco.

Theron E. Odlaug, Ph.D., 57, joined our board of directors in December 2006. Dr. Odlaug is a global healthcare industry executive and has had a career with Baxter International, Inc., Bayer AG, Fujisawa and Astellas Pharma U.S., Inc. Dr. Odlaug has been a member of the board of the privately held Wahl Clipper Corporation and its compensation committee since 1999. He was a member of the board of the Illinois Biotechnology Industry Association (iBIO) from 2003 to 2006, and was a member of the Steering Committee for the successful 2006 Biotechnology Industry Organization Global Annual Meeting held in Chicago. He earned his B.S. and M.S. degrees in biology from the University of Missouri and his Ph.D. in Public Health from the University of Minnesota.

Independent Directors

The board of directors has determined that seven (7) of our nine (9) directors, Drs. Osborn, Rubinstein, Sagraves and Odlaug and Messrs. Meadow, Reck and Thornton, are “independent directors” as defined in Rule 4200 of the Nasdaq Marketplace Rules and as defined in applicable rules by the Securities and Exchange Commission (“SEC”).

Committees of the Board of Directors

Our board of directors has three (3) standing committees: an audit committee, compensation committee and nominating and corporate governance committee. During 2006, the board of directors held six (6) meetings and took action by written consent seven (7) times. None of our directors attended fewer than 75% of all the meetings of the board and those committees on which he or she served during 2006. Stockholders and third parties may communicate with our board of directors through the Chairman of the Board, c/o the Secretary of our company at our offices at 1440 Davey Road, Woodridge, Illinois 60517.

The following table sets forth the members of our board of directors and the committees of which each director is a member.

Name of Director	Audit		Compensation		Nominating
Non-Employee Directors:
Scott F. Meadow			X	*
Theron E. Odlaug, Ph.D.			X		X
Terry W. Osborn, Ph.D.	X				X
Richard A. Reck	X	*
Israel Rubinstein, M.D.	X		X
Dr. Rosalie Sagraves, Pharm.D.			X		X
Thomas V. Thornton	X				X	*
Employee Directors:
Michael T. Flavin, Ph.D.
John L. Flavin

X = Committee member; * = Chairperson

Audit Committee

The audit committee of the board of directors reviews and monitors our corporate financial reporting, our external audits, the results and scope of the annual audit, other services provided by our independent auditors and our compliance with legal matters that have a significant impact on our financial reports. The audit committee also consults with management and our independent auditors before the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors. The current members of the audit committee are Drs. Israel Rubinstein and Terry W. Osborn, and Messrs. Richard A. Reck and Thomas V. Thornton, each of whom is an independent director. Mr. Reck is the chairman of the audit committee and our audit committee financial expert under the SEC rule implementing Section 407 of the Sarbanes-Oxley Act of 2002. We believe that the functioning of our audit committee complies with the applicable requirements of the Sarbanes-Oxley Act of 2002, the Nasdaq National Market and SEC rules and regulations.

The audit committee operates under a written charter that is available on our website, www.advancedlifesciences.com. The audit committee has established procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters. The audit committee met seven (7) times during 2006, and has met once since the year-end with respect to the audit of our fiscal year 2006 financial statements and related matters.

Compensation Committee

The compensation committee of the board of directors reviews and makes recommendations to the board regarding all forms of compensation provided to our executive officers and directors, including stock compensation. In addition, the compensation committee reviews and makes recommendations on bonus and stock compensation arrangements for all of our employees. As part of these responsibilities, the compensation committee also administers our stock incentive plans. The current members of the compensation committee are Drs. Rosalie Sagraves, Israel Rubinstein, Theron Odlaug and Mr. Scott F. Meadow, with Mr. Meadow serving as chairman. Our board of directors has determined that Drs. Sagraves, Rubinstein, and Odlaug and Mr. Meadow meet the independence requirements under the Sarbanes-Oxley Act of 2002, the Nasdaq National Market and the rules and regulations of the SEC. In addition, each member of the compensation committee is an “outside director,” as that term is defined in Section 162(m) of the Internal Revenue Code, and is a “non-employee” director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

The compensation committee operates under a written charter, that is available on our website, www.advancedlifesciences.com. The compensation committee met six (6) times and took action by unanimous written consent (5) times during 2006.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee develops and recommends to the board of directors corporate governance principles and procedures applicable to us, identifies individuals qualified to become board members and recommends the director nominees for each annual meeting of our stockholders. The current members of our nominating and corporate governance committee are Drs. Terry W. Osborn, Rosalie Sagraves, Theron Odlaug and Mr. Thomas V. Thornton, with Mr. Thornton serving as chairman. Our board of directors has determined that the members of our nominating and corporate governance committee all meet the independence requirements under the Sarbanes-Oxley Act of 2002, the Nasdaq National Market and the rules and regulations of the SEC.

The nominating and corporate governance committee operates under a written charter and is available on our website, www.advancedlifesciences.com. The nominating and corporate governance committee met three (3) times in 2006.

Code of Business Conduct and Ethics

We have established a Code of Business Conduct and Ethics that applies to our officers, directors, employees, representatives, agents and consultants. A current copy of our committee charters and Code of Business Conduct and Ethics is available on our website, www.advancedlifesciences.com.

Criteria for Nominating Directors

The nominating and corporate governance committee of our board of directors considers candidates to fill new directorships created by expansion and vacancies that may occur and makes recommendations to the board of directors with respect to such candidates. The committee considers all relevant qualifications of candidates for board membership, including factors such as industry knowledge and experience, public company, academic or regulatory experience, financial expertise, diversity, current employment and other board memberships, and whether the candidate will be independent under the listing standards of the Nasdaq National Market. In the case of incumbent directors whose terms of office are set to expire, the committee also reviews such director’s overall service to us during his or her term and any relationships and transactions that might impair such director’s independence.

In 2006, the committee did not pay a fee to any third party to assist in the process of identifying or evaluating potential director candidates. However, we may pay a fee to a third party to identify or evaluate potential director nominees in the future if the need arises.

We have not received director candidate recommendations from any of our stockholders. Any recommendations received from stockholders will be evaluated by the committee in the same manner that potential director nominees suggested by board members, management or other parties are evaluated.

Our bylaws provide that nominations for the election of directors at our annual meeting may be made by our board of directors or any stockholder entitled to vote for the election of directors generally who complies with the procedures set forth in the bylaws and who is a stockholder of record at the time notice is delivered to us. Any stockholder entitled to vote in the election of directors generally may nominate a person for election to the board of directors at our annual meeting only if timely notice of such stockholder’s intent to make such nomination has been given in writing to our Secretary at our offices at 1440 Davey Road, Woodridge, Illinois 60517.

To be timely, a stockholder nomination for a director to be elected at our annual meeting must be received at our principal executive offices not less than ninety (90) days nor more than one-hundred-twenty (120) days prior to the first anniversary of the preceding year’s annual meeting of stockholders, except that, if the date of the annual meeting is changed by more than thirty (30) days from such anniversary date, notice by the stockholder to be timely must be received no later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of such meeting is first made.

Director Compensation

In 2006, the Company paid its non-employee directors annual compensation as follows. We pay each of our non-employee directors an annual fee of $40,000 for serving on our board. We pay an additional $15,000 annual fee to the chairman of our audit committee, and $10,000 to the chairpersons of our compensation committee and nominating and corporate governance committee. As of December 31, 2006, six (6) of our seven (7) non-employee directors had been issued 40,000 options under our stock incentive plans. In addition, each non-employee director may annually receive 5,600 options at an exercise price equal to the fair market value of our common stock on the date of grant, though no such options were issued in 2006. Our non-employee directors are also reimbursed for out-of-pocket expenses incurred in attending board and committee meetings.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	Total ($)
Scott F. Meadow	50,000	(1)	—	25,333	—	—	—	75,333
Theron E. Odlaug	12,667	(2)	—	—	—	—	—	12,667
Terry W. Osborn	40,000		—	—	—	—	—	40,000
Richard A. Reck	55,000	(3)	—	25,333	—	—	—	80,333
Israel Rubinstein	40,000		—	—	—	—	—	40,000
Rosalie Sagraves	40,000		—	—	—	—	—	40,000
Thomas V. Thornton	50,000	(4)	—	—	—	—	—	50,000

(1)          This figure includes $40,000 to Mr. Meadow for his services as a director and an additional $10,000 for his service as the chairman of the compensation committee.

(2)          Dr. Odlaug was appointed to our Board in December of 2006. This figure represents a prorated annual payment for his services as a director from the date of his appointment though December 31, 2006.

(3)          This figure includes $40,000 to Mr. Reck for his services as a director and an additional $15,000 for his service as the chairman of the audit committee.

(4)          This figure includes $40,000 to Mr. Thornton for his services as a director and an additional $10,000 for his service as the chairman of the nominating and corporate governance committee.

(5)          The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year in accordance with FAS 123R. For assumptions in the valuation of these stock options see Note 8 to our financial statements.

Executive Officers

The following table sets forth certain information concerning each of our executive officers.

Name	Age	Position(s)
Michael T. Flavin, Ph.D.	51	Chief Executive Officer and Chairman of the Board of Directors
John L. Flavin	38	President and Director
R. Richard Wieland II	62	Executive Vice President and Chief Financial Officer
Suseelan R. Pookote, Ph.D.	53	Executive Vice President of Corporate Development
Ze-Qi Xu, Ph.D.	45	Executive Vice President and Chief Scientific Officer
David A. Eiznhamer, Ph.D.	43	Executive Vice President of Clinical Development
Patrick W. Flavin, J.D.	32	Chief Legal Counsel

Michael T. Flavin, Ph.D., see the section of this proxy statement entitled “Board of Directors and Executive Officers—Board Structure and Composition.”

John L. Flavin, see the section of this proxy statement entitled “Board of Directors and Executive Officers—Board Structure and Composition.”

R. Richard Wieland II, was appointed as our Executive Vice President and Chief Financial Officer in June 2004. Prior to joining us, from May 2000 to April 2002, Mr. Wieland served as Chief Financial Officer of MediChem Life Sciences, Inc., where he was responsible for overseeing the financial aspects of acquiring ThermoGen and Emerald Biostructures as MediChem subsidiaries and assisting in the financial effort to complete MediChem’s initial public offering. Mr. Wieland obtained his B.A. in Accounting and Economics from Monmouth College and his M.B.A. from Washington University.

Suseelan R. Pookote, Ph.D., joined us in March 2001 as Executive Vice President of Corporate Development. Prior to joining us, Dr. Pookote worked at Monsanto from 1980 to 2000, where he had responsibility for technology and business development in a variety of industry segments such as food, nutrition, biotechnology and specialty chemicals. At Monsanto, Dr. Pookote concentrated on technology evaluation, licensing and corporate transactions, including the negotiation of technology licensing deals with academic institutions. Dr. Pookote received his Ph.D. in Chemical Engineering from Northwestern University.

Ze-Qi Xu, Ph.D., joined us as Executive Vice President and Chief Scientific Officer in October 2002. Prior to joining us, from January 2000 until September 2002, Dr. Xu was the Vice President of Strategic Drug Development of MediChem Life Sciences, Inc., where he oversaw the discovery and preclinical development of ALS-886 and ALS-357. Dr. Xu has published 52 articles and holds 19 patents in the fields of infectious disease and cancer. Dr. Xu earned a B.S. degree in Chemistry from Jiangxi Normal University (China), a M.S. degree in Organic Chemistry from Shanghai Medical University and a Ph.D. in Organic Chemistry from the Shanghai Institute of Organic Chemistry. He performed his postdoctoral fellowships at Clemson University and the Michigan Cancer Foundation.

David A. Eiznhamer, Ph.D., joined us as Director of Biological Sciences in 2003. He was promoted to Executive Vice President of Clinical Development in 2006. Prior to joining us, from January 2002 to May 2003, Dr. Eiznhamer was the Assistant Director of Pharmacology and ADME of deCODE genetics, Inc. Prior to that, he served as the Manager of Regulatory Affairs for MediChem Life Sciences from December 1999 to January 2002. Dr. Eiznhamer also worked as a clinical coordinator for the Division of Gastroenterology at Loyola University Medical Center in Maywood, Illinois. He has authored seven publications and made 19 presentations at national and international meetings. Dr. Eiznhamer received his Ph.D. in Molecular Biology from Loyola University of Chicago.

Patrick W. Flavin, J.D., joined us in November 2002 as legal counsel. He was promoted to Chief Legal Counsel in 2004. Prior to joining us, Mr. Flavin served as a counsel to the Illinois Speaker of the House from January 2002 to November 2002. Prior to this position, he was the Director of Legal Affairs for MediChem Life Sciences from May 2000 to September 2001, where he managed the in-house legal staff and outside legal counsel. Mr. Flavin obtained his B.A. from Providence College and received his J.D. from DePaul University College of Law. Mr. Flavin is the brother of Michael T. Flavin, Ph.D. and John L. Flavin.

IV.   STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 16, 2007 (except as indicated below) by:

•       all persons known by us to own beneficially 5% or more of our outstanding common stock;

•       each of our directors and director nominees;

•       each of the named executive officers listed in the “Executive Compensation—Summary Compensation Table” section of this proxy statement; and

•       all of our directors, director nominees and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are exercisable on or within sixty (60) days of March 16, 2007 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown opposite such stockholder’s name. The percentage of beneficial ownership is based on 28,287,677 shares of common stock outstanding as of March 16, 2007.

Name and Address(1)	Number of Shares Beneficially Owned	Approximate Percent of Class
CERTAIN BENEFICIAL OWNERS:
Flavin Ventures, LLC(2)	9,591,864	33.9%
Xmark Opportunity Partners, LLC(3)	2,429,536	8.4%
BVF Partners L.P.(4)	2,302,729	7.9%
Abbott Laboratories(5)	1,722,569	6.1%
DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS:
Michael T. Flavin(6)	9,626,471	34.0%
John L. Flavin(7)	9,684,524	34.1%
R. Richard Wieland II(8)	82,297	*
Suseelan R. Pookote(8)	63,241	*
Ze-Qi Xu, Ph.D.(8)	68,820	*
David A. Eiznhamer(8)	36,734	*
Scott Meadow(8)	22,220	*
Terry W. Osborn(8)	40,000	*
Richard Reck(9)	32,220	*
Israel Rubinstein(8)	40,000	*
Rosalie Sagraves(8)	40,000	*
Thomas V. Thornton(8)	40,000	*
Theron E. Odlaug(10)	14,444	*
All directors, director nominees and executive officers as a group (14 persons)	9,989,255	34.6%

* = less than 1%

       (1) Unless otherwise indicated, the address for each five percent stockholder, director, director nominee and executive officer is c/o Advanced Life Sciences Holdings, Inc., 1440 Davey Road, Woodridge, Illinois 60517.

       (2) Represents 151,534 shares held directly and 9,440,330 shares held by ALS Ventures, LLC. Flavin Ventures, LLC is the sole voting member of ALS Ventures, LLC, and in such capacity it may be deemed to have beneficial ownership of all 9,591,864 shares held by ALS Ventures, LLC. Flavin Ventures, LLC disclaims beneficial ownership of the shares held by ALS Ventures, LLC, except to the extent of its proportionate pecuniary interest therein. Dr. Michael Flavin and Mr. John Flavin are members and managers of Flavin Ventures, LLC.

       (3) We have been informed by Xmark Opportunity Partners, LLC (“Xmark”) in an amended report on Schedule 13G dated February 2, 2007 that (a) Xmark exercises sole voting power over 2,429,536 shares, shared voting power over no shares, sole dispositive power over 2,429,536 shares and shared dispositive power over no shares and (b) of the aggregate number of shares of common stock beneficially owned by Xmark, 722,544 of such shares are represented by warrants to purchase our common stock at an exercise price of $3.81 per share. The principal business office of Xmark is located at 301 Tresser Boulevard, Suite 1320, Stamford, Connecticut 06901.

       (4) We have been informed by Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., BVF Investments, L.L.C., Investment 10, L.L.C., BVF Partners L.P. (“Partners”) and BVF Inc. (“BVF Inc.”) in an amended report on Schedule 13G dated February 9, 2007 that (a) Partners and BVF Inc. exercise sole voting power over no shares, shared voting power over 2,302,729 shares, sole dispositive power over no shares and shared dispositive power over 2,302,729 shares and (b) of the aggregate number of shares of common stock beneficially owned by Partners and BVF Inc., 722,543 are represented by warrants to purchase our common stock at an exercise price of $3.81 per share. The principal business office of the persons filing the amended report on Schedule 13G is located at 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611.

       (5) The address for Abbott Laboratories is 100 Abbott Park Road, Department 309, Building AP30, Abbott Park, Illinois 60064-3537.

       (6) Dr. Michael Flavin is a member and a manager of Flavin Ventures, LLC, which is the sole voting member of ALS Ventures, LLC. In such capacity he may be deemed to have shared voting and investment power with respect to 9,440,330 shares held by ALS Ventures, LLC and 151,534 shares held by Flavin Ventures, LLC. Dr. Flavin disclaims beneficial ownership of the shares held by ALS Ventures, LLC and Flavin Ventures, LLC, except to the extent of his proportionate pecuniary interest therein. Includes 3,500 shares of common stock held directly and 31,107 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.

       (7) Mr. John Flavin is a member and a manager of Flavin Ventures, LLC, which is the sole voting member of ALS Ventures, LLC. In such capacity he may be deemed to have shared voting and investment power with respect to 9,440,330 shares held by ALS Ventures, LLC and 151,534 shares held by Flavin Ventures, LLC. Mr. Flavin disclaims beneficial ownership of the shares held by ALS Ventures, LLC and Flavin Ventures, LLC, except to the extent of his proportionate pecuniary interest therein. Includes 92,660 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.

       (8) Represents shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.

       (9) Includes 10,000 shares of common stock held directly and 22,220 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.

(10)   Includes 10,000 shares of common stock held directly and 4,444 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. Based solely on our review of the reports furnished to us, we believe that all of our directors and executive officers have complied with all Section 16(a) filing requirements for 2006.

V.   EXECUTIVE COMPENSATION

The following discusses the material factors involved in the Company’s decisions regarding the compensation of the Company’s Named Executive Officers (the “NEOs”) during calendar year 2006. The specific amounts paid or payable to the NEOs are disclosed in the narrative and the tables in the “Compensation Discussion and Analysis” section of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Charter and Functions of the Compensation Committee

The compensation committee of the Advanced Life Sciences Holdings, Inc. Board of Directors (the “Board) is comprised of four (4) non-employee members of the Board. The functions of the compensation committee in 2006 are consistent with its charter, mainly providing guidance to management and assisting the Board in matters relating to the compensation of the Chief Executive Officer and senior executives, implementation of Company’s incentive plans, and review and oversight of our benefits programs.

Use of Compensation Consultants

The compensation committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the compensation committee. In accordance with this authority, the compensation committee engaged an independent, outside compensation consulting company in 2006 to assess its senior-management compensation program. The Compensation Consulting Consortium (“3C”) looked at base salary, incentive compensation, long-term stock options and benefits. The compensation committee reviewed this study and it was determined that the senior-management compensation plan would be reviewed annually and any changes would be implemented in January of the following fiscal year. For any new employees that are hired during the fiscal year the Company will consider having the compensation committee approve grants of stock options on a quarterly basis. In addition, members of management support the compensation committee in its work from time to time at the committee’s request.

Role of Executive Officers in Setting Compensation

The CEO provides recommendations on amounts to be paid to the other NEOs under the management incentive plan. The compensation committee meets in executive session with the compensation consultant from 3C to determine the CEO’s annual incentive payment amount as well as the incentive payment amounts for each officer with a title of senior vice president and above. The CEO is present and participates at the compensation committee meetings when the other officers’ incentive payment amounts are discussed.

Compensation Philosophy and Objectives

Our compensation program was designed to attract, motivate and retain the highly talented individuals that the Company needs to succeed in achieving its overall business goals. The program reflects the following key principles:

•       Compensation programs should balance both short- and long-term goals of the Company:   Our compensation program is designed to balance the Company’s short- and long-term financial objectives, by using both annual cash incentives and equity-based incentives. The compensation primarily rewards short-term performance by awarding compensation based on financial and non-financial performance over the Company’s fiscal year. The equity-based incentive awards are designed to reward long-term financial performance.

•       Compensation should encourage teamwork and performance:   Our compensation programs are designed to promote teamwork, cohesion and performance. When the Company performs well based on financial and non-financial measures, executives will be eligible to receive greater incentive compensation. When the business does not meet objectives or is facing financial challenges, incentive awards may be reduced or not paid at all. While individual performance is carefully reviewed and considered, the Company has also maintained a strong philosophy of pay equality among the executive management team to further promote teamwork and cohesion.

•       The interests of the Company, the employees and the stockholders should be aligned:   We believe that the Company’s employees should act in the interests of its stockholders and the best way to encourage them to do that is through an equity stake in the company. We accomplish this through the Company stock option program whereby a meaningful portion of total compensation is in the form of equity compensation. Our goal is to have an at-market competitive stock program that encourage the alignment of the interests of our employees and our stockholders.

•       Total compensation is positioned to be competitive with the external market.   In order to control our fixed costs and focus executives on key performance goals, target base salary approximates the 40th percentile compared to market. Base salary combined with annual incentives and the estimated annual value of the long-term incentives result in target total direct compensation that approximates the 50th percentile total direct compensation for comparable positions in comparable organizations.

Components of Executive Compensation

Total compensation for executives is comprised of base salaries, annual cash incentive awards, long-term equity awards, retirement saving plan contributions, post-employment benefits, including severance protection, and other benefits and perquisites. When we determine compensation levels for executive officers, we review compensation data from independent sources to ensure that our total compensation program is competitive. We look at compensation data from companies in our industry, by using publicly available peer company disclosures, as well as from companies in a broad cross-section of industries available from reputable compensation surveys. We target overall compensation levels competitive with our industry comparison group. The various components of executive compensation reflect the following policies:

Base Salary

•       Why this component is paid to executives

Base salary is provided to all employees (including the NEOs) in order to provide employees with a degree of financial certainty and funds for current expenses. Competitive base salaries further the compensation program’s objectives by allowing the Company to attract talented employees by providing fixed compensation on which employees can rely.

•       How the amount of base salary is determined

Our determinations of executive base salaries primarily reflect (i) our analysis of market data for compensation of executives in similar positions and with similar skills, (ii) individual performance and (iii) our desire to promote a cohesive management team by promoting internal pay equality. The Company takes into account each individual’s performance, experience, education, skills and value to the Company as it reviews its current base salary levels relative to the competitive base salary levels. The 40th percentile market salary level represents the target base salary level for a hypothetical executive who: (i) is fully experienced and educated as required by the position, (ii) is a strong performer, strong leader and makes solid contributions, and (iii) possesses a full skill set and applies those skills appropriately. For each executive position, base pay opportunity represents approximately 15% of the estimated market 40th percentile and the Company’s actual base salary levels vary around the target base salaries according to each incumbent’s profile. In 2006, the annual salary for each executive officer was reviewed and, in certain cases, increased to levels consistent with the annual salaries generally awarded to other comparably performing peer executives. The 2006 adjustment to each NEO’s base salary was determined by an assessment of competitive market rates, such individual’s sustained performance against his or her job responsibilities, including material changes in job responsibilities and the impact of such performance on our business and financial results. See the discussion under “Benchmarking” for more detail.

•       Relationship of base salary to other components of compensation

The amount of an NEO’s base salary is the reference point for much of the other compensation. For example, the relative ranges of potential annual incentive awards from executive to executive reflect specific percentages of the executives’ respective base salaries.

•       Summary of 3C’s 2006 study of base salary

•       Michael T. Flavin, Ph.D., Chief Executive Officer—2006 salary of $260,000 is below the 25th percentile of the average public and private peer group and published survey used by 3C in their study of base salary for the position of Chief Executive Officer.

•       R. Richard Wieland II, Executive Vice President and Chief Financial Officer—2006 salary of $190,000 is below the 25th percentile of the average public and private peer group and published survey used by 3C in their study of base salary for the position of Chief Financial Officer.

•       John L. Flavin, President—2006 salary of $220,000 is below the 25th percentile of the average public and private peer group and published survey used by 3C in their study of base salary for the position of President.

•       Suseelan R. Pookote, Ph. D., Executive Vice President of Corporate Development—2006 salary of $190,000 is below the 25th percentile of the average public and private peer group and published survey used by 3C in their study of base salary for the position of Executive Vice President of Business Development.

•       Ze-Qi Xu, Ph.D., Executive Vice President and Chief Scientific Officer—2006 salary of $180,000 is below the 25th percentile of the average public and private peer group and published survey used by 3C in their study of base salary for the position of Chief Scientific Officer.

•       David A. Eiznhamer, Ph.D., Executive Vice President of Clinical Development—2006 salary of $180,000 is at approximately the 42nd percentile of the average public and private peer group and published survey used by 3C in their study of base salary for the position of Vice President of Biological Sciences. 3C found that there was insufficient public and private company data available to accurately benchmark Dr. Eiznhamer’s actual responsibilities at the Company when compared to comparable titles in the industry.

Management Incentive Awards

The Company paid cash incentives to our NEOs under our management incentive plan, which provides additional compensation to participants based on the achievement of company and personal goals. The management incentive plan is primarily open to the senior management team as selected by the Chief Executive Officer and the compensation committee. Participants in the management incentive plan must be actively employed by us on the payment date to receive an incentive award. Participants may receive a partial incentive award in certain circumstances.

•       Why this component is paid to executives and how it furthers the program’s objectives

The Company believes that a significant amount of compensation should be variable and contingent on Company and individual performance. We believe that having a large portion of an executive’s compensation dependent on Company and individual performance supports our goal of incentivizing executives to dedicate their full efforts toward achieving Company performance objectives.

•       How the amount is determined

Each year, Advanced Life Sciences develops Company-wide financial and operational objectives, against which the NEOs are evaluated at year end. In 2006, these goals were mainly focused on the steps needed to advance the Company’s lead drug, cethromycin, through pivotal Phase III clinical trials in community acquired pneumonia (CAP) and to conduct sufficient financing to carry out cethromycin development. The compensation committee has discretion in determining the final payout based on its evaluation of the Company-wide financial and operational performance and an individual NEO’s performance.

•       Relation of annual incentives to other components of compensation

Each NEO has a target annual incentive based on a percentage of the executive’s annual base salary. The compensation committee has the discretion to pay at target, above target or below target depending on Company-wide financial and operational performance and individual performance. Target incentives are 35% of base salary for the CEO and 30% of base salary for other NEOs. Target incentives plus target base salaries offered to the NEOs together reflect 50th percentile market total cash compensation levels.

•       Summary of 3C’s 2006 study of non-equity incentive compensation

•       Michael T. Flavin, Ph.D., Chief Executive Officer—2006 annual incentive payment of $91,000 is equal to approximately the 60th percentile of the average public and private peer group and published survey used by 3C in their study of non-equity incentive compensation for the position of Chief Executive Officer.

•       R. Richard Wieland II, Executive Vice President and Chief Financial Officer—2006 annual incentive payment of $57,000 is equal to approximately the 75th percentile of the average public and private peer group and published survey used by 3C in their study of non-equity incentive compensation for the position of Chief Financial Officer.

•       John L. Flavin, President—2006 annual incentive payment of $66,000 is slightly above the 75th percentile of the average public and private peer group and published survey used by 3C in their study of non-equity incentive compensation for the position of President.

•       Suseelan R. Pookote, Ph. D., Executive Vice President of Corporate Development—2006 annual incentive payment of $57,000 is equal to approximately the 37th percentile of the average public and private peer group and published survey used by 3C in their study of non-equity incentive compensation for the position of Executive Vice President of Business Development.

•       Ze-Qi Xu, Ph.D., Executive Vice President and Chief Scientific Officer—2006 annual incentive payment of $65,000 is equal to approximately the 54th percentile of the average public and private peer group and published survey used by 3C in their study of non-equity incentive compensation for the position of Chief Scientific Officer.

•       David A. Eiznhamer, Ph.D., Executive Vice President of Clinical Development—2006 annual incentive payment of $68,077 is slightly above the 76th percentile of the average public and private peer group and published survey used by 3C in their study of non-equity incentive compensation for the position of Vice President of Biological Sciences. 3C found that there was insufficient public and private company data available to accurately benchmark Dr. Eiznhamer’s actual responsibilities at the Company when compared to comparable titles in the industry.

Equity Compensation—Long-Term Awards

The Company maintains the Advanced Life Sciences Holdings, Inc. 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”). In 2006, the Company awarded incentive stock options to NEOs under the 2005 Stock Incentive Plan. Each stock option may be exercised for shares of Company stock by paying the full exercise price.

•       Why this component is paid to executives and how it furthers the program’s objectives

The 2005 Stock Incentive Plan only produces value to our NEOs if the price of our stock appreciates, thereby linking the interests of NEOs with those of our stockholders. The 2005 Stock Incentive Plan further binds the interests of our NEOs to our stockholders in that upon exercise of the stock option grant, the NEO receives shares of Company stock. We believe this provides additional motivation to the NEO to focus on the interest of stockholders.

•       Relation of long-term awards to other components of compensation

Long-term awards potentially make up the largest component of pay for our NEOs. This is consistent with our philosophy of linking NEOs’ financial interests to that of stockholders.

•       How the amount awarded is determined

The Company sought the advice and assistance of its compensation consultant, 3C, in determining the awards to make to NEOs and other eligible employees in 2006. 3C calculated the average annual value of the stock with respect to which the Company made stock options or other equity awards to each executive and compared these average annual grant values with the 50th percentile competitive grant values. The competitive grant values were derived from an independent study of executive compensation, and this was the data used in conducting the analysis.

3C compared our option grants to the competitive market based on the stock options’ Black-Scholes values. The Black-Scholes value, which represents the present value of an option, was calculated using the stock price at the date of grant, stock volatility derived from a daily stock price analysis, average time to exercise the option and the risk-free rate of return, which is equal to the 5-year treasury yield at the time of the study. As part of its market study for Advanced Life Sciences, 3C considered Black-Scholes values that were derived from their biotech and biopharmaceutical industry peers using the same methodology described above. The Black-Scholes value of the option was multiplied by the number of shares granted to approximate the annual value of the stock grant.

Stock options granted to our NEOs vest in equal monthly installments over a three-year period and may be exercised only during the period commencing on the date of vesting and until the close of business on the tenth anniversary of the date of grant unless sooner terminated following a qualifying termination (as defined in the executive officers’ respective option agreements).

Retirement and Other Post-Employment Benefits

The NEOs participate in a qualified retirement savings plans. In addition, as described in more detail under the “Potential Payments upon Termination or Change in Control” section of this Proxy Statement, each of our NEOs may receive certain benefits in the event of termination of employment and change-in-control scenarios.

•       Why these component are paid to executives and how they further the program’s objectives

Retirement plans, in general, are designed to provide executives with financial security after their employment has terminated and provide a retentive element to the overall pay package. We maintain a 401(k) retirement plan which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. The Company provides matching contributions under its qualified 401(k) plan. Because the Company provides neither a qualified nor a non-qualified defined benefit pension plan, we believe that the overall retirement plan benefits for our NEOs are modest.

•        The qualified 401(k) plan requires a contribution by the NEO in order to receive any matching funds contributed by the Company. All employees are eligible to be members of the Company’s 401(k) program. Consequently, if a discretionary contribution is made by the Company, the NEO would be entitled to participate in such a contribution.

•        Termination benefits and change-in-control benefits provide additional security for the NEOs and maintain their focus during a time of uncertainty.

•       How the amount to be paid is determined

In general, all of our employees are eligible to participate in our 401(k) plan, subject to a 60-day waiting period. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $15,000 in 2006, and have the amount of the reduction contributed to the 401(k) plan. We are permitted to match employees’ 401(k) plan contributions. For the year ended December 31, 2006, we elected to match 50% of employees’ contributions up to six percent (6%) of compensation.

The qualified 401(k) plan provides benefits that are described in the Summary Compensation Table under “All Other Compensation.” The termination and change-in-control benefits for our NEOs are set by contract and are described in more detail under the “Potential Payments upon Termination or Change in Control” section of this Proxy Statement. Certain provisions of the employment agreements apply only in the event of a change in control.

•       Relation of these benefits to other components of compensation

The primary factor determining post-employment benefits is the salary and incentive payment history of the NEO at issue. Additionally, NEOs are required to contribute to their own retirement benefits. As an example of this, termination payments are calculated as a multiple of historical annual salary and bonus amounts.

Other Benefits and Perquisites

The executive officers participate in a wide array of benefit plans that are available to all salaried employees of the Company generally, including retirement, medical, dental, life and short-term and long term disability insurance plans. These benefits provide financial security and peace of mind for employees and executives and are seen as a standard part of basic employee benefits within the industry.

Other Factors in Compensation Decisions and Policies

Chief Executive Officer Compensation

The compensation committee reviewed the corporate goals and objectives relevant to Dr. Michael Flavin’s compensation and approved the compensation, including base pay, incentive pay and stock option awards. In determining Dr. Flavin’s compensation for 2006, the committee considered Company performance based on certain operational measures, the value of similar awards to chief executive officers of comparable companies, and such other appropriate factors. The compensation committee also considered Dr. Flavin’s role in implementing strategic and financial initiatives designed to augment the Company’s business development and growth efforts.

We believe that Dr. Flavin’s experience, dedication and industry knowledge have been important to our ongoing growth. For the calendar year ended December 31, 2006, Dr. Flavin received an annual salary of $260,000, and a performance bonus of $91,000. On March 10, 2006 the Company also granted to Dr. Flavin 60,000 non-qualified stock options at an exercise price equal to the then fair market price of $3.20 per share under the 2005 Stock Incentive Plan. In addition, Dr. Flavin received other compensation in the form of our contributions to his retirement account under the Company’s 401(k) plan and Company payments of group term life insurance in excess of $50,000 per annum. We believe Dr. Flavin’s total compensation, including salary, bonus and long-term incentives, is at a level competitive with chief executive officer compensation within the industry. As our Chairman and Chief Executive Officer, Dr. Flavin is focused on building long-term success, and as a significant stockholder, his personal wealth is tied directly to the creation of stockholder value. In our view, Dr. Flavin’s total compensation for 2006 properly reflects our performance and his performance.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of certain compensation paid in any year by a publicly-held corporation to its chief executive officer and its three other highest compensated officers to $1 million per executive (the “$1 million cap”) except for performance-based compensation as defined under Section 162(m). There were no NEOs at the Company that had compensation that fell under this provision of the tax code during fiscal year 2006.

The Company also calculates and monitors the Financial Accounting Standard Number 123R Share-Based Payment (“FAS 123(R)”) accounting expense related to equity-based compensation. To date, the FAS 123(R) expense has not been a significant factor in setting or changing equity compensation grant practices.

Individual Performance

The Company has not followed a formula-based approach to determine the annual incentive for the NEOs. Rather, an overall summary is prepared for each individual and is presented to the compensation committee for their review and consideration. Payouts are determined in part by considering Company performance against Company and individual goals set forth at the beginning of the year. The Company uses discretion in the determination of these individual awards so rewards can be based on the behavior and quality of decisions that went into reaching operational performance.

In determining the amount of annual incentive, the Company places significant weight on the Company’s goals first and each NEO’s individual performance second.

Benchmarking

The Company engaged its independent compensation consultant, 3C, to assist it in selecting a peer group and creating benchmarks. 3C benchmarked the compensation of the Company’s NEOs primarily against executive compensation survey data from a mix of pharmaceutical, biotech, nondurable manufacturing and general industry companies.

3C also studied the function and position information gathered through its prior studies, current position summaries and organizational charts, and personal conferences. For each position 3C considered the scope of the position, organizational reporting level, position responsibilities, accountabilities and any required qualifications (e.g., Ph.D. degree). In all cases 3C matched the position and not the incumbent filling the position.

3C benchmarked all of the positions that the Company asked it to study. 3C gathered competitive base salary, annual incentive and total cash compensation data from multiple surveys for each position and assessed the results to determine overall competitive market rates.

For each executive position, 3C determined competitive market rates at the 25th, 50th and 75th percentiles to provide the Company with a range of competitive base salary levels. It was decided that the 40th percentile would be used to set the base salary and that target incentive compensation would be set at a level to bring overall, annual cash compensation to the 50th percentile.

3C studied executive compensation data disclosed in the proxy statements other SEC filings of comparable companies that the Company identified as its competitors (the “Peer Group”), including:

a.      Biopharmaceutical companies having recently completed initial public offerings or that were in IPO backlog status,

b.      Biopharmaceutical companies having a Phase III compound in development, and

c.      Biopharmaceutical companies having a market capitalization less than $300 million.

The committee believes that the Peer Group best represents the sources and destinations of business and talent in our sector.

Summary Compensation Table

The following table shows information concerning the annual compensation for services to the Company in all capacities of the Chief Executive Officer, Chief Financial Officer and the four (4) other most highly compensated executive officers of the Company (collectively the “Named Executive Officers” or “NEOs”) during fiscal year 2006.

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Michael T. Flavin, Ph.D.,	2006	244,923	—	33,333	91,000	7,813	(1),(2)	377,069
Chief Executive Officer and Chairman of the Board of Directors
R. Richard Wieland II,	2006	188,115	—	15,556	57,000	1,483	(1),(2),(3)	262,154
Executive Vice President and Chief Financial Officer
John L. Flavin,	2006	223,365	—	22,222	66,000	1,615	(1),(2)	313,202
President, Secretary and Director
Suseelan R. Pookote, Ph.D.,	2006	192,154	—	22,222	57,000	6,805	(1),(2)	271,515
Executive Vice President of Corporate Development
Ze-Qi Xu, Ph.D.,	2006	180,000	—	20,067	65,000	4,786	(1),(2)	249,786
Executive Vice President and Chief Scientific Officer
David A. Eiznhamer, Ph.D.,	2006	180,000	—	32,967	68,077	5,959	(1),(2)	254,036
Executive Vice President of Clinical Development

(1)          Consists of matching payments made under our 401(k) employee savings plan.

(2)          Consists of the cost of group-term life insurance in excess of $50,000.

(3)          Amounts reported as other compensation for Mr. Wieland consist primarily of reimbursed health insurance premiums and health club membership expenses.

(4)          The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year in accordance with FAS 123R. For assumptions in the valuation of these stock options see Note 8 to our financial statements.

Grant of Plan-Based Awards

The following table sets forth information regarding all incentive plan awards that were made to the Senior Executives during 2006, including the incentive plan awards (equity based and non-equity based) and other planned-based awards. Disclosure on a separate line item is provided for each grant of an award made to a named executive officer during the year. The information supplements the dollar value disclosure of stock, option and non-stock awards in the Summary Compensation Table by providing additional details about such awards. Equity incentive-based awards are subject to a performance condition or a market condition as those terms are defined by FAS 123(R). Non-equity incentive plan awards are awards that are not subject to FAS 123(R) and are intended to service as an incentive for performance to occur over a specified period.

GRANT OF PLAN-BASED AWARDS TABLE

		Estimated Possible
		Payouts Under	Option Awards:	Exercise	Grant date
		Non-Equity	Number	or base	Fair value
		Incentive	of Securities	Price of	of stock
		Plan Awards	Underlying	Option	and option
Name	Grant Date	Target ($)(1)	options (#)(2)	Awards ($/Sh)	awards(3)
Michael T. Flavin, Ph.D.	3/10/2006	$91,000	60,000	$3.20	$120,000
R. Richard Wieland II	3/10/2006	57,000	28,000	3.20	56,000
John L. Flavin	3/10/2006	66,000	40,000	3.20	80,000
Suseelan R. Pookote, Ph.D.	3/10/2006	57,000	28,000	3.20	56,000
Ze-Qi Xu, Ph.D.	3/10/2006	65,000	—	—	—
David Eiznhamer, Ph.D.	3/10/2006	68,077	—	—	—

(1)          Each NEO was granted a non-equity incentive plan award pursuant to our 2006 annual bonus plan. The amounts shown in the “target” column above reflect the target payment level under the 2006 annual bonus plan if the NEO achieved all of the specific performance objectives and goals previously approved by the compensation committee. Actual payments made under the 2006 annual cash bonus plan are pro rated based on the percentage of performance objectives and goals achieved. The 2006 annual bonus plan is discussed in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement. The actual amounts paid to each NEO are shown in the Summary Compensation Table of this Proxy Statement.

(2)          All options awarded in 2006 were issued under the 2005 Stock Incentive Plan pursuant to the terms outlined below.

(3)          The fair value of options granted in 2006 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: no dividend yield, volatility of 61%, risk-free interest rate of 4.78% and expected lives of 6.5 years. Volatility was determined from the average of similar Nasdaq firms.

1999 Stock Incentive Plan

In connection with our recapitalization in December 2004, our board of directors adopted the Advanced Life Sciences, Inc. 1999 Stock Incentive Plan (the “1999 Stock Incentive Plan”) and assumed all options granted thereunder. As of December 31, 2006, we had 550,152 options to purchase shares of our common stock outstanding under our 1999 Stock Incentive Plan to employees, directors and consultants, at a weighted average exercise price of $0.91 per share. All options issued under the 1999 Stock Incentive Plan vest ratably over 36 months. According to the terms of the grant agreements for awards under the 1999 Stock Incentive Plan, all unvested options outstanding under the plan automatically vested upon the closing of our initial public offering in August 2005. There will be no further options issued under the 1999 Stock Incentive Plan.

2005 Stock Incentive Plan

In April 2005, our board of directors adopted the Advanced Life Sciences Holdings, Inc. 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”). The 2005 Stock Incentive Plan permits awards of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares. In addition, the plan provides an opportunity for the deferral of salary and bonuses into restricted stock units and the deferral of gains or payments due upon the vesting or exercise of awards under our stock incentive plan. As of December 31, 2006, we had 612,308 options to purchase shares of our common stock outstanding under our 2005 Stock Incentive Plan to employees, directors and consultants under the plan, at a weighted average exercise price of $3.65 per share. We issued 301,618 of these options in the fiscal year ended December 31, 2006, at a weighted average exercise price of $3.36 per share. All options issued under the 2005 Stock Incentive Plan vest ratably over 36 months.

401(k) Plan

We maintain a 401(k) retirement plan which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees are eligible to participate, subject to a 60-day waiting period. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $15,000 in 2006, and have the amount of the reduction contributed to the 401(k) plan. We are permitted to match employees’ 401(k) plan contributions. For the year ended December 31, 2006, we elected to match 50% of employees’ contributions up to six percent (6%) of compensation, which is consistent with the practices of our peer group of companies.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth aggregate holdings of stock options by our NEOs as of December 31, 2006.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(2)	Option Expiration Date
Michael T. Flavin, Ph.D.	14,996	45,004	3.20	3/10/2016
R. Richard Wieland II	31,760	—	0.16	12/1/2009
	9,925	—	0.16	4/1/2012
	23,026	—	0.16	6/1/2014
	6,998	21,002	3.20	3/10/2016
John L. Flavin	15,880	—	0.16	12/1/2009
	4,962	—	0.16	4/1/2012
	20,842	—	0.16	1/1/2013
	27,790	—	0.16	6/1/2014
	9,997	30,003	3.20	3/10/2016
Suseelan R. Pookote, Ph.D.	41,685	—	0.16	4/1/2012
	3,970	—	0.16	6/1/2014
	6,998	21,002	3.20	3/10/2016
Ze-Qi Xu, Ph.D.	31,760	—	0.16	12/1/2009
	9,925	—	0.16	4/1/2012
	3,970	—	0.16	6/1/2014
	11,198	22,402	3.38	12/13/2015
David A. Eiznhamer, Ph.D.	3,970	—	0.16	6/1/2014
	18,397	36,803	3.38	12/13/2015

(1)          Options vest ratably over 36 months.

(2)          The options were granted at an exercise price equal to the fair market value of Advanced Life Sciences Holdings, Inc. common stock on the grant date, calculated as the average of the high and low market price on that date.

OPTIONS EXERCISED AND STOCK VESTED TABLE

None of our NEOs exercised any stock options during the fiscal year ended December 31, 2006. No restricted stock units have ever been issued to any of our NEOs, and thus no restricted stock units vested during the fiscal year ended December 31, 2006.

Potential Payments upon Termination or Change in Control

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to named executive officers of Advanced Life Sciences Holdings, Inc. in the event of a termination of employment or a change in control of Advanced Life Sciences. The amount of compensation payable to each named executive officer in each situation is set forth in the tables below.

The following table shows potential payments if, during the two-year period following a change in control, a NEO is terminated (other than for “cause”). The amounts shown assume that the termination was effective on December 31, 2006, and are estimates that reflect the amounts that would be paid and the incremental value of benefits that would be enhanced through accelerated vesting of equity awards. The value of equity awards is based on Advanced Life Sciences’ closing market price of $2.72 on December 29, 2006, which is the last trading day before year end. Also, in addition to the amounts shown in the table below, the NEO would be entitled to any vested benefits including outstanding vested options and other awards shown in the “Outstanding Equity Awards at Fiscal-Year-End” table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Name	Cash Severance(1)	Option Awards(2)	Medical Plans and Life Insurance(3)	Excise Tax Gross-Up(4)	Total(5)
Michael T. Flavin, Ph.D.	$702,000	$—	$36,882	$—	$738,882
R. Richard Wieland II	494,000	—	25,722	—	519,722
John L. Flavin	572,000	—	36,882	—	608,882
Suseelan R. Pookote, Ph.D.	494,000	—	36,882	—	530,882
Ze-Qi Xu, Ph.D.	490,000	—	36,882	—	504,882
David A. Eiznhamer, Ph.D.	496,154	—	36,882	—	504,882

(1)          Amounts shown represent a cash payment equal to a multiple of two times the sum of the NEO’s salary and annual incentive bonus. In the case of Dr. Michael Flavin, he shall also be repaid $2.0 million in outstanding notes payable against the Company.

(2)          Amounts shown represent the value of unvested options that would accelerate upon a change of control based on the difference between the closing price of Advanced Life Sciences’ common stock at the end of fiscal 2006 and the exercise price of the respective options.

(3)          Amounts shown represent the value of life insurance continued health insurance benefits for a period of two years.

(4)          Amounts shown represent the excise tax as described in Internal Revenue Code of 1986, Section 4999 or any successor or substitute provision of the Code.

(5)          Amounts shown represent the sum of Cash Severance, Option Awards and Medical Plans and Life Insurance.

Potential Payments Upon Involuntary Termination Without Cause

The following payments shall be made upon a NEO’s involuntary termination of employment without “cause”: (i) earned but unpaid base salary through the date of termination; (ii) any accrued but unpaid vacation; (iii) unreimbursed business expenses owed; and (iv) any amounts payable under any of the Company’s non-equity incentive plan and benefit plans in accordance with the terms of those plans. All amounts under clauses (i) through (iv) shall be paid in a lump sum on the NEO’s date of termination or as soon as administratively practicable thereafter.

In addition to those payments outlined above and for a period specified in each NEO’s employment agreement, the Company has agreed to provide base salary payments at the rate in effect upon the date of termination and any amounts that may come due under the Company’s non-equity incentive plan. In addition, the Company will continue to provide coverage for the NEO under the benefit plans in which the NEO participated immediately prior to the date of termination.

POTENTIAL PAYMENTS UPON INVOLUNTARY TERMINATION WITHOUT CAUSE TABLE

Name	Severance Period (months)	Cash Severance(2)	Option Awards(3)	Medical Plans and Life Insurance(4)	Total(5)
Michael T. Flavin, Ph.D.(1)	24	$520,000	$—	$36,882	$556,882
R. Richard Wieland II	9	142,500	—	9,646	152,146
John L. Flavin	9	165,000	—	13,831	178,831
Suseelan R. Pookote, Ph.D.	9	142,500	—	9,220	151,720
Ze-Qi Xu, Ph.D.	6	90,000	—	9,220	99,220
David A. Eiznhamer, Ph.D.	6	90,000	—	9,220	99,220

(1)          In the case of Dr. Michael Flavin, he shall also be repaid $2.0 million in outstanding notes payable against the Company, and he shall remain a director of Advanced Life Sciences Holdings, Inc. for as long as he is a beneficial owner of any class of stock in the Company.

(2)          Amounts shown represent a cash payment equal to a multiple of two times the sum of the NEO’s salary and annual incentive bonus.

(3)          Amounts shown represent the value of unvested options that would accelerate upon a change of control based on the difference between the closing price of Advanced Life Sciences’ common stock at the end of fiscal 2006 and the exercise price of the respective options.

(4)          Amounts shown represent the value of life insurance continued health insurance benefits for a period of two years.

(5)          Amounts shown represent the sum of Cash Severance, Option Awards and Medical Plans and Life Insurance.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Not applicable.

PENSION BENEFITS TABLE

Not applicable.

COMPENSATION COMMITTEE REPORT

The compensation committee of the Board has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement and, based on that review, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, portions of which, including the Compensation Discussion and Analysis, have been incorporated by reference into the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2006.

Scott F. Meadow, Chairman
Dr. Israel Rubinstein
Dr. Rosalie Sagraves
Dr. Theron E. Odlaug

VI.   CERTAIN TRANSACTIONS

Loan from Dr. Michael T. Flavin

In September 2001, the Company borrowed $2.0 million pursuant to a promissory note with the Chief Executive Officer of the Company which bears interest at 7.75%. Accrued but unpaid interest is added to the outstanding principal annually. Principal plus accrued interest is due in a lump sum on December 31, 2007. As of December 31, 2006, the Company had $2.0 million including accrued interest, respectively, outstanding under the note. In May 2006, the Company’s Board of Directors authorized the payment of accumulated interest on the loan with the Chief Executive Officer, totaling $837,000. The authorization also provides for monthly payments of accumulated interest until the loan matures on December 31, 2007.

Facility Lease with BioStart Property Group, LLC

We lease real property facilities from BioStart Property Group, LLC, a wholly-owned subsidiary of Flavin Ventures, LLC. Flavin Ventures is the controlling member of ALS Ventures, LLC, our largest stockholder. Michael T. Flavin and John L. Flavin are the members of Flavin Ventures, LLC. The lease lasts for five years and commenced on October 1, 2003. It may be renewed in writing sixty (60) days prior to the lease termination date. The lease provides us with 15,000 square feet. The rental rate for 2006 was $14.85 per square foot and the rate increases by 4.0% in the final year of the lease term reaching $16.06 per square foot in October 2007. This rate is comparable with surrounding prices for office and laboratory space, which range from $13 per square foot in Lemont, Illinois to $25 per square foot in Chicago, Illinois. Our rental expense payable to BioStart Property Group in 2006 totaled approximately $263,000.

VII.   FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDIT COMMITTEE REPORT

Fees Billed by Independent Registered Public Accounting Firm

The audit committee has adopted a pre-approval policy pursuant to which it must pre-approve all audit and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services and tax services. Under the policy, the audit committee may delegate the authority to pre-approve any audit or non-audit services to be provided by our independent registered public accounting firm to one or more of its members. The pre-approval of services by a member of the audit committee pursuant to this delegated authority, if any, must be reported at the next meeting of the audit committee.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided by our independent registered public accounting firm. Unless the audit committee determines otherwise, the term for any service pre-approved by the audit committee is twelve (12) months from the date of pre-approval. Any pre-approval must set forth in detail the particular service or type of services to be provided and is generally subject to a specific cost limit. Any services that exceed these cost limits requires specific approval by the audit committee. The audit committee may periodically review and, as necessary, revise the list of pre-approved services based on subsequent determinations.

The following table presents fees for audit services rendered by Deloitte & Touche LLP for the audit of our annual financial statements for the fiscal years ended December 31, 2006 and 2005, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

Fees	Fiscal Year Ended December 31, 2006 ($)	Fiscal Year Ended December 31, 2005 ($)
Audit Fees(1)	181,075	452,932
Tax Fees(2)	0	0
All Other Fees(3)	1,500	1,500
Total	$182,575	$454,432

(1)          Audit Fees include fees billed for professional services rendered for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports, the review of the Form S-1 registration statements filed in connection with our initial public offering and our subsequent PIPE offering, and other related services that are normally provided in connection with statutory and regulatory filings.

(2)          Tax Fees include fees for services performed related to tax compliance, tax advice and tax planning, including assistance regarding expatriate taxes.

(3)          All Other Fees include fees for the annual subscription to the online accounting information service provided by Deloitte & Touche LLP.

During fiscal years 2005 and 2006, the audit committee pre-approved 100% of all audit-related, tax and other services provided to us by Deloitte & Touche LLP in accordance with the pre-approval policy described above.

Audit Committee Report

The members of the audit committee have been appointed by the board of directors. The audit committee is governed by a charter, which has been approved and adopted by the board of directors and which is reviewed and reassessed annually by the audit committee. The audit committee is comprised of four (4) independent directors.

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.

The audit committee assists the board of directors in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other financial information provided by the Company to any governmental body or to the public, (ii) the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics and (iii) the Company’s auditing, accounting and financial reporting processes.

The audit committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The audit committee has received from and discussed with the independent auditors their written disclosure and letter regarding their independence from the Company as required by Independence Standards Board Standard No. 1.

Management is responsible for the preparation and integrity of the Company’s financial statements and the independent auditors are responsible for the examination of those statements. The audit committee reviewed the Company’s quarterly reports on Form 10-Q and audited financial statements for the Company’s fiscal year ended December 31, 2006, and met with both management and the Company’s independent auditors to discuss those quarterly reports and financial statements.

Based upon these reviews and discussions, the audit committee has recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Respectfully submitted,
The Audit Committee	March 16, 2006
Richard A. Reck (Chair)
Terry W. Osborn, Ph.D.
Israel Rubinstein, M.D.
Thomas V. Thornton

VIII.   2008 ANNUAL MEETING OF STOCKHOLDERS

We expect that our 2008 annual meeting of stockholders will be held within 30 days of May 3, 2008, which will be the first anniversary of the upcoming annual meeting. As a result, proposals of stockholders intended for inclusion in the proxy statement for our 2008 annual meeting of stockholders must be received by our Secretary at our offices at 1440 Davey Road, Woodridge, Illinois 60517, by February 1, 2008. If a stockholder intends to present a proposal at the 2008 annual meeting of stockholders, such stockholder must comply with the advance notice provisions of our bylaws. These provisions require that such proposal must be received by our Secretary at 1440 Davey Road, Woodridge, Illinois 60517, not earlier than January 2, 2008 and not later than February 1, 2008. Subject to certain exceptions set forth in our bylaws, such proposals must contain specific information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

IX.   “HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides convenience for stockholders and cost savings for companies.

A number of brokers with accountholders who are stockholders will be “householding” our proxy materials. As indicated in the notice previously provided by these brokers to stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a written request to our transfer agent, LaSalle Bank National Association, 135 South LaSalle Street, Chicago, Illinois 60603, Attention: Arlene Kaminski.

X.   VOTING THROUGH THE INTERNET OR BY TELEPHONE

Our stockholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder. Our stockholders may vote by proxy telephonically by calling, toll free, 1-866-540-5760, or may vote through the Internet at the following address on the World Wide Web: http://www.proxyvoting.com/adls

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒						Mark Here for Address Change or Comments
PLEASE SEE REVERSE SIDE

The Board of Directors recommends a vote “FOR” Proposal 2.
					FOR	AGAINST	ABSTAIN
The Board of Directors recommends a vote “FOR” Proposal 1.				2 Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2007:
					YES	NO
1. Election of directors: Nominees:				3.Do you plan to attend the Annual Meeting?
01 John L. Flavin	FOR ALL	WITHHELD FOR ALL	FOR ALL EXCEPT
02 Richard A. Reck
03 Rosalie Sagraves
				Dated			,2007
* Instruction: To withhold authority to vote for any director nominee(s), mark “For All Except” and write that nominee’s name in the space provided below:
Signature

Signature (Joint Owners)

Please sign this proxy exactly as your name appears on the proxy. If held in joint tenancy, all persons should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, limited liability company or other similar entity, please sign in such entity’s name by an authorized person.

PLEASE RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

DETACH AND RETURN THIS PORTION ONLY					THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

FOLD AND DETACH HERE

ADVANCED LIFE SCIENCES HOLDINGS, INC 1440 DAVEY ROAD WOODRIDGE, ILLINOIS 60517

In order to assist us in preparing for the Annual Meeting, please indicate in Item 3 whether you plan to attend the Annual Meeting.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on Wednesday, May 2, 2007.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/adls Use the internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

ADVANCED LIFE SCIENCES HOLDINGS, INC.

PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ADVANCED LIFE SCIENCES HOLDINGS, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 3, 2007 AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby appoints Michael T. Flavin and John L. Flavin, and each of them, as proxies with full power of substitution to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Advanced Life Sciences Holdings, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. local time on Thursday, May 3, 2007 at 1440 Davey Road, Woodridge, Illinois 60517, and at any postponement(s) or adjournment(s) thereof and, in such proxies’ discretion, to vote upon such other business as may properly come before the meeting, and at any postponement(s) or adjournment(s) thereof, as set forth in the related Notice of Annual Meeting and Proxy Statement, the receipt of which is hereby acknowledged. The undersigned hereby revokes all prior proxies given by the undersigned to vote at said meeting and any adjournment(s) or postponement(s) thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR NOMINEES AND “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

KEEP THIS PORTION FOR YOUR RECORDS

ADVANCED LIFE SCIENCES HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, MAY 3, 2007

CORPORATE HEADQUARTERS

1440 DAVEY ROAD

WOODRIDGE, ILLINOIS 60517]

11:00 A.M. (LOCAL TIME)

PRINT AUTHORIZATION To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260
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